EXHIBIT 10.5.14

EXECUTION VERSION

THIRTEENTH AMENDMENT TO CREDIT AGREEMENT

THIS THIRTEENTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), is executed as of August 7, 2014 (the “Signature Date”), and dated to be effective as of July 31, 2014 (the “Effective Date”), by and among TWINLAB CORPORATION, a Delaware corporation (“Borrower”), IDEA SPHERE INC., a Michigan corporation (“Parent”), and FIFTH THIRD BANK, an Ohio banking corporation and successor by merger to Fifth Third Bank, a Michigan banking corporation (“Lender”), is as follows:

Preliminary Statements

A.           Borrower, Parent and Lender are parties to a Credit Agreement dated as of January 7, 2008, as amended by the First Amendment to Credit Agreement and Amendment to Loan Documents dated as of December 2, 2008, the Second Amendment to Credit Agreement dated to be effective as of January 2, 2009, the Third Amendment to Credit Agreement dated to be effective as of May 8, 2009, the Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of September 8, 2009, the First Amendment to Forbearance and Reaffirmation Agreement and Amendment to Loan Documents dated to be effective as of November 8, 2009, the Fourth Amendment to Credit Agreement dated to be effective as of March 8, 2010, the Fifth Amendment to Credit Agreement dated to be effective as of December 31, 2010, the Sixth Amendment to Credit Agreement dated to be effective as of June 8, 2011, the Seventh Amendment to Credit Agreement dated to be effective as of September 8, 2011, the Eighth Amendment to Credit Agreement dated to be effective as of December 23, 2011, the Ninth Amendment to Credit Agreement dated to be effective as of September 30, 2012, the Tenth Amendment to Credit Agreement dated to be effective as of November 1, 2013, the Eleventh Amendment to Credit Agreement dated to be effective as of January 5, 2014, and the Twelfth Amendment to Credit Agreement dated to be effective as of July 7, 2014 (such Credit Agreement, as heretofore amended, being the “Credit Agreement”).  Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Credit Agreement.

B.           The Loan Parties have requested that Lender: (i) consent to the TCC Merger (as defined below), (ii) consent to the Debt Transfer (as defined below) and (iii) make certain other amendments to the Credit Agreement and certain other Loan Documents, all as more specifically set forth herein.  Lender is willing to consent to such requests and amend the Credit Agreement and the other Loan Documents, as applicable, to reflect such modifications, all on the terms, and subject to the conditions, of this Amendment.

Statement of Agreement

In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, Lender, Parent and Borrower hereby agree as follows:

1. Amendment.

1.1           Section 1.1 of the Credit Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical orders, to provide in their respective entireties as follows:

“Debt Transfer” means, collectively, the assumption by Little Harbor of the following Indebtedness owing by Borrower and/or Parent, as applicable, effective on or about the Thirteenth Amendment Effective Date: (i) certain of the Owner/Affiliate Subordinated Debt owing to William W. Nicholson and/or David L. Van Andel, (ii) all of the Owner/Affiliate Subordinated Debt owing to JVA Enterprises Capital, LLC, (iii) all of the Indebtedness owing to Alticor under the Alticor Note, (iv) all of the LaSalle Debt, and (v) all of the Indebtedness owing to SOFISCO Nominees Limited.

“Great Harbor” means Great Harbor Capital, LLC, a Delaware limited liability company.

“Little Harbor” means Little Harbor, LLC, a Nevada limited liability company.

“Little Harbor Debt Repayment Agreement” means that certain Debt Repayment Agreement dated to be effective as of August 1, 2014 by and between Parent and Little Harbor.

“Little Harbor Subordination Agreement” means the Subordination Agreement between Little Harbor and Lender dated to be effective as of the Thirteenth Amendment Effective Date, among other things, subordinating the Little Harbor Subordinated Debt to the Obligations.

“Little Harbor Subordinated Debt” means, collectively, (a) the Indebtedness evidenced by the Little Harbor Debt Repayment Agreement; and (b) all other Subordinated Obligations (as defined in the Little Harbor Subordination Agreement), all as exists as of the Thirteenth Amendment Effective Date or may, after the Thirteenth Amendment Effective Date, be renewed, extended, consolidated, adjusted or increased subject to Section 5.2 and any Refinancing Debt with respect thereto.

“Little Harbor Subordinated Debt Default” means any of the following (or any combination of the following): (a) the occurrence and continuance of a default or breach by Parent, Borrower and/or, as applicable, any other Loan Party of or under any of the Little Harbor Subordinated Debt Documents, after the lapse of any applicable notice and cure periods, that would permit Little Harbor to accelerate the maturity of the Little Harbor Subordinated Debt or (b) any acceleration of any of the Little Harbor Subordinated Debt.

“Little Harbor Subordinated Debt Documents” means, collectively, (a) the Little Harbor Debt Repayment Agreement, (b) the other Subordinated Obligations Documents (as defined in the Little Harbor Subordination Agreement), and (c) any other document, instrument or agreement evidencing the Little Harbor Subordinated Debt, as any or all of the foregoing documents, instruments, and agreements are in effect as of the Thirteenth Amendment Effective Date or, subject to Section 5.2, as at any time after the Thirteenth Amendment Effective Date are amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 5.2, in substitution of any of them (including in connection with any Refinancing Debt with respect thereto).

“TCC” means Twinlab Consolidation Corporation, a Delaware corporation.

“TCC Guaranty” means the Guaranty dated as of the Thirteenth Amendment Signature Date, between TCC and Lender.

“TCC Investment Group” means each of, and collectively, (a) Thomas Tolworthy and (b) David L. Van Andel, either directly or indirectly through one or both of Little Harbor and Great Harbor.

“TCC Merger” means the merger of Parent and TCC Merger Sub pursuant to the TCC Merger Agreement, the result of which Parent shall be the surviving corporation and TCC shall own 100% of the outstanding Ownership Interests of Parent.

“TCC Merger Agreement” means, collectively, the Agreement and Plan of Merger and the Certificate of Merger, in each case dated as of the Thirteenth Amendment Signature Date with regard to the TCC Merger.

“TCC Merger Sub” means TCC Merger Company, Inc., a Michigan corporation.

“TCC Security Agreement” means the Security Agreement dated as of the Thirteenth Amendment Signature Date, between TCC and Lender.

“Thirteenth Amendment” means the Thirteenth Amendment to Credit Agreement, dated to be effective as of the Thirteenth Amendment Effective Date, among Borrower, Parent and Lender.

“Thirteenth Amendment Effective Date” means July 31, 2014.

“Thirteenth Amendment Signature Date” means the “Signature Date” as defined in the Thirteenth Amendment.

1.2           The following definitions in Section 1.1 of the Credit Agreement are hereby amended in their respective entireties by substituting the following in their respective places:

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions or otherwise) which, individually or in the aggregate, results in:

(a)           a change in the ownership of Parent, such that TCC fails to: (i) own legally and beneficially, free and clear of any Liens (except in favor of Lender), 100%, on a fully diluted basis, of the outstanding Ownership Interests of Parent or (ii) have the power to direct or cause the direction of the management and policies of Parent;

(b)           a change in the ownership of Borrower, such that Parent fails to: (i) own legally and beneficially, free and clear of any Liens (except in favor of Lender), 100%, on a fully diluted basis, of the outstanding Ownership Interests of Borrower or (ii) have the power to direct or cause the direction of the management and policies of Borrower;

(c)           during any period of 24 consecutive months (“Measurement Period”), the Approved Directors cease for any reason to constitute at least a majority of the Board of Directors of Parent.  “Approved Directors” means individuals, who at the beginning of the Measurement Period constitute the Board of Directors of Parent, together with any new director elected during the Measurement Period whose election by the Board of Directors, or whose nomination for election by Parent’s shareholders, was approved by a vote of at least two thirds (2/3) of the directors then in office;

(d)           (i) the Board of Directors of Borrower ceasing to be composed of individuals who are appointed by Parent or (ii) the Board of Directors of Parent ceasing to be composed of individuals who are appointed by TCC;

(e)           Thomas Tolworthy or an Approved Successor (as defined below) ceases, for any reason, to serve as the chief executive officer of Borrower and Parent actively involved in Borrower’s and Parent’s management.  For purposes of the foregoing, an “Approved Successor” is the chief executive officer of Borrower and Parent elected by the Board of Directors of Borrower and Parent not more than 90 days after Thomas Tolworthy or any Approved Successor ceases to serve as the chief executive officer of Borrower and Parent and who is reasonably acceptable to Lender;

(f)           a change in the ownership of TCC, such that the TCC Investment Group fails to, collectively: (i) own legally and beneficially, on terms acceptable to Lender in its good faith discretion, at least 50.1%, on a fully diluted basis, of the outstanding Ownership Interests of TCC or (ii) have the power to direct or cause the direction of the management and policies of TCC; or

(g)           a change in the ownership of TCC, such that David L. Van Andel (either directly or indirectly through one or both of Little Harbor and Great Harbor) fails to own legally and beneficially, on terms acceptable to Lender in its good faith discretion, at least 20%, on a fully diluted basis, of the outstanding Ownership Interests of TCC.

“Fixed Charges” means, for the applicable Test Period, the total (without duplication), in Dollars, of (all as determined on a consolidated basis in accordance with GAAP): (a) the principal amount of Loan Parties’ consolidated long-term debt and obligations, in each case, paid during the applicable Test Period (including all payments made under the Little Harbor Subordinated Debt Documents; provided that nothing herein shall be deemed to allow any such payments unless expressly permitted under the other provisions of the Loan Documents); (b) the principal portion of Loan Parties’ aggregate consolidated Capitalized Lease Obligations paid during the applicable Test Period; (c) Loan Parties’ aggregate consolidated cash payments of interest during the applicable Test Period (including, as applicable, interest paid on the Obligations, the Fifth Third Shareholder Loans, the Alticor Note, the Owner/Affiliate Subordinated Debt, the LaSalle Debt, the Capitalized Lease Obligations, and any other Indebtedness for the applicable Test Period); (d) Loan Parties’ aggregate consolidated cash payments of income and franchise taxes during such Test Period (whether or not in the form of Tax Distributions); and (e) all dividends and distributions paid by Parent to its shareholders for such Test Period (including each Permitted Preferred Cash Dividend Payment) (provided that nothing herein shall be deemed to allow any such dividends and distributions unless expressly permitted under Section 5.6).  For the avoidance of any doubt, “Fixed Charges” shall be determined exclusive of any principal and/or interest payments on the Fifth Third Shareholder Loans made by Persons other than Borrower after the Effective Date (as defined in the Eighth Amendment).

“Funded Indebtedness” means, as of any date of determination, the principal portion of all Indebtedness (without duplication) of Loan Parties on a consolidated basis: (a) in respect of any borrowed money (including the Obligations and excluding the Owner/Affiliate Subordinated Debt, the Indebtedness evidenced by the Alticor Note, the LaSalle Debt, the Fifth Third Shareholder Loans, and the Little Harbor Subordinated Debt, as applicable); (b) evidenced by any loan or credit agreement, promissory note, debenture, bond, or other similar written obligation to pay money (including the Loan Documents and excluding the Owner/Affiliate Subordinated Debt Documents, the Alticor Note, the Fifth Third Shareholder Loans Documents, the LaSalle Debt Documents, and the Little Harbor Subordinated Debt Documents, as applicable); (c) under any Capitalized Lease, Synthetic Lease or any form of off-balance sheet financing; (d) for the deferred and unpaid purchase price of any Property or business or any services (other than trade accounts and accrued liabilities payable incurred in the ordinary course of business and constituting current liabilities not more than ninety (90) days in arrears measured from the date of billing or accrual), all as determined in accordance with GAAP; and (e) any guaranty or endorsement of, or responsibility for any Indebtedness of the types described in this definition.

“Indebtedness” means all of a Person’s indebtedness, obligations, and liabilities to any other Person, including: (a) in respect of Loan Parties, as applicable, the Obligations (including any and all Rate Management Obligations), the Owner/Affiliate Subordinated Debt, the Alticor Note, the LaSalle Debt, and the Little Harbor Subordinated Debt, (b) all Guaranty Obligations, and (c) all other debts, claims and indebtedness, contingent, fixed or otherwise, heretofore, now and from time to time hereafter owing, due or payable, however evidenced, created, incurred, acquired or owing and however arising, whether under written or oral agreement, operation of law, or otherwise, to the extent the foregoing would be classified as a liability on a Person’s balance sheet in accordance with GAAP.

“Loan Documents” means, collectively, this Agreement, the Notes, the Individual Guaranties, the Loan Party Guaranty, the Security Documents, the Capital Contribution Agreement, the Owner/Affiliate Subordination Agreements, the Little Harbor Subordination Agreement, each Rate Management Agreement between Borrower and Lender or any Affiliate of Lender, the Letter of Credit Documents, and every other document or agreement executed by any Person evidencing, governing, guarantying or securing any of the Obligations, and “Loan Document” means any one of the Loan Documents, and as now in effect or as at any time after the date of this Agreement amended, modified, supplemented, restated, or otherwise changed and any substitute or replacement agreements, instruments, or documents accepted by Lender or, as applicable, an Affiliate of Lender.

“Loan Party” and “Loan Parties” mean, respectively, each of Borrower; Parent; TCC; Health Letter, Inc., a Michigan corporation (“Health Letter”); Health Med, Inc., a Michigan corporation (“Health Med”); ISI Brands Inc., a Michigan corporation (“ISI Brands”); Med Letter, Inc., a Michigan corporation (“Med Letter”); Natural2U LLC, a Michigan limited liability company (“Natural2U”); Natural Pet Nutrition, L.L.C., a Delaware limited liability company (“Natural Pet Nutrition”); PE Group, LLC, a Delaware limited liability company (“PE Group”); Planet Earth Ventures, LLC, a Michigan limited liability company (“Planet Earth”); REBUS, LLC, a Delaware limited liability company (“Rebus”); 701 Corporation, a Michigan corporation (“701 Corporation”); and TGI Organic, LLC, a Michigan limited liability company (“TGI Organic”), and, collectively, Borrower, Parent, TCC, Health Letter, Health Med, ISI Brands, Med Letter, Natural2U, Natural Pet Nutrition, PE Group, Planet Earth, Rebus, 701 Corporation, and TGI Organic. Without limiting the generality of the foregoing and for the avoidance of doubt, the Joint Ventures are not Loan Parties.

“Loan Party Guaranty” means each of, and collectively, (a) the Guaranty dated as of January 7, 2008 made by the Non-Borrower Loan Parties (other than TCC) in favor of Lender and Lender’s Affiliates with respect to all of the Obligations and (b) the TCC Guaranty.

“Loan Party Security Agreement” means each of, and collectively, (a) the Security Agreement dated as of the date of this Agreement between the Non-Borrower Loan Parties (other than TCC) and Lender and (b) the TCC Security Agreement.

“Refinance” means, in respect of any Funded Indebtedness, the Owner/Affiliate Subordinated Debt, and the Little Harbor Subordinated Debt, to refinance, extend, renew, defease, amend, modify, supplement, restructure, replace, refund or repay (in full), or to issue other Indebtedness in exchange or replacement for, such Indebtedness in whole or in part.  “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Debt” means, as to any Funded Indebtedness, the Owner/Affiliate Subordinated Debt, and the Little Harbor Subordinated Debt, the Refinance of such Indebtedness, provided that the following conditions (together with any other conditions set forth in any other Loan Documents) are satisfied:

(a)           the weighted average life to maturity of such Refinancing Debt shall be greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced;

(b)           the principal amount of such Refinancing Debt shall be less than or equal to the sum of the principal amount then outstanding of, plus accrued and unpaid interest on and financing fees related to, the Indebtedness being Refinanced;

(c)           the respective obligor or obligors shall be the same on the Refinancing Debt as on the Indebtedness being Refinanced;

(d)           the priority of payment of such Refinancing Debt shall be the same as or lower than the ranking of the Indebtedness being Refinanced, including the execution of a subordination agreement with Lender, on no less favorable terms to Lender, than exists under any subordination agreement that is applicable to the Indebtedness being Refinanced; provided, however, that any Refinancing of the Alticor Note shall be on terms and conditions acceptable to Lender in its discretion;

(e)           the security, if any, for the Refinancing Debt shall be the same as that for the Indebtedness being Refinanced (except to the extent that less security is granted to holders of the Refinancing Debt);

(f)           the terms of such Refinancing Debt (including covenants, events of default and remedies) are no less favorable, when taken as a whole, to Loan Parties than the terms of this Agreement at the time such Indebtedness is being Refinanced; and

(g)           Loan Parties are in compliance with the Financial Covenants, on a pro forma basis, after giving effect to the incurrence of such Refinancing Debt and the scheduled repayment of the Indebtedness being Refinanced.  To determine whether there is pro forma compliance with the Financial Covenants, Parent will, on a pro forma basis, provide a worksheet to Lender at least 10 days before incurring such Refinancing Debt, which (i) restates the Financial Statements received by Lender for the Fiscal Quarter or the Fiscal Year, as applicable, ended most closely before the date such Refinancing Debt is proposed to be incurred as if the proposed Refinancing Debt had been made, and the Indebtedness had been Refinanced, at the beginning of the applicable Test Period and (ii) calculates, as applicable, the Fixed Charge Coverage Ratio under Section 5.10, and the Senior Funded Indebtedness to EBITDA Ratio under Section 5.11, in each case taking into account such proposed Refinancing Debt as if the proposed Refinancing Debt had been made, and the Indebtedness had been refinanced, at the beginning of the applicable Test Period.

1.3           Section 5.1(a) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(a)           Indebtedness for borrowed money other than: (i) the Obligations; (ii) the Owner/Affiliate Subordinated Debt existing as of the Thirteenth Amendment Effective Date; (iii) the Little Harbor Subordinated Debt existing as of the Thirteenth Amendment Effective Date; (iv) Permitted Purchase Money Indebtedness; (v) such Rate Management Obligations and credit card Obligations owing to Lender or its Affiliates pursuant to such terms and conditions as agreed to by Lender and Borrower; (vi) additional unsecured loans or advances from one or more Owner/Affiliate Subordinated Creditors constituting Owner/Affiliate Subordinated Debt so long as (A) such Indebtedness is subject to an Owner/Affiliate Subordination Agreement, (B) the incurrence of such Indebtedness does not create an Event of Default and (C) the terms and conditions applicable to such Indebtedness (including maturity date, interest rate and amortization) are acceptable to Lender in its discretion; (vii) Indebtedness listed on Schedule 5.1; and (viii) other Indebtedness for borrowed money not otherwise authorized by this Section 5.1 that has been specifically approved in writing by Lender;

1.4           Section 5.2(b) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(b)           No Loan Party will: (i) make any payment (including any principal, premium, interest, fee or charge) with respect to (A) any of the Owner/Affiliate Subordinated Debt except to the extent, and in the manner, expressly permitted by the applicable Owner/Affiliate Subordination Agreement or (B) any of the Little Harbor Subordinated Debt except to the extent, and in the manner, expressly permitted by the Little Harbor Subordination Agreement; or (ii) repurchase, redeem, defease, acquire or reacquire for value any of the Owner/Affiliate Subordinated Debt or Little Harbor Subordinated Debt.

1.5           Section 5.2(d) of the Credit Agreement is hereby amended in its entirety by substituting the following in its place:

(d)           No Loan Party will seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to: (i) any of the terms of payment (including, principal, interest or premium provisions) of or applicable to, or the provisions governing the priority of or security for the payment and performance of the obligations under or applicable to, or acceleration, termination, financial or negative covenant, or default provisions of or applicable to, any of the Owner/Affiliate Subordinated Debt Documents or the Little Harbor Subordinated Debt Documents, (ii) increase the total amount of Indebtedness owing to (A) Little Harbor from that which exists on the Thirteenth Amendment Effective Date unless in compliance with Section 5.1 or (B) any Owner/Affiliate Subordinated Creditor from that which exists on the Thirteenth Amendment Effective Date unless in compliance with Section 5.1, or (iii) any other material term of or applicable to any of the Owner/Affiliate Subordinated Debt Documents or the Little Harbor Subordinated Debt Documents.  For purposes of this Section 5.2(d), “material” means any modification, waiver, or amendment of any of the Owner/Affiliate Subordinated Debt Documents or Little Harbor Subordinated Debt Documents which, in the judgment of Lender exercised in good faith, would (1) adversely affect any of Lender’s rights or remedies under the Loan Documents or Lender’s security interest in or other Lien on the Loan Collateral (including the priority of Lender’s interests) or (2) create or result in an Event of Default.

1.6           Sections 6.1(f) and 6.1(w) of the Credit Agreement are hereby amended in their entirety by substituting the following in their respective places:

(f)           (i)  There occurs an Owner/Affiliate Subordinated Debt Default which has not been waived in writing by the Owner/Affiliate Subordinated Creditors except to the extent the remedies thereunder are stayed under the applicable Owner/Affiliate Subordination Agreement; (ii) There occurs a Little Harbor Subordinated Debt Default which has not been waived in writing by Little Harbor except to the extent the remedies thereunder are stayed under the Little Harbor Subordination Agreement; (iii) A Loan Party defaults under the terms of any of the A/P Trade Payable Agreements, and such default gives the applicable A/P Trade Payable Creditor the right to accelerate the Indebtedness which is the subject of such A/P Trade Payable Agreement, and such default is not cured within any applicable cure period, if any, set forth in such A/P Trade Payable Agreement, or if no such cure period is set forth, within 3 Business Days; or (iv) A Loan Party defaults under the terms of any other Indebtedness for borrowed money or lease that, individually or in the aggregate (when added to all other Indebtedness, if any, of any one or more Loan Party then in default), involves Indebtedness for borrowed money or lease payments in excess of $1,000,000 and such default gives any creditor or lessor the right to accelerate the maturity of any such Indebtedness for borrowed money or lease payments and such default is not cured within any applicable cure period; or

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(w)           (i) any Owner/Affiliate Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Lender or in accordance with its express terms), (ii) any of the Owner/Affiliate Subordinated Creditors denies in writing its, his or her obligations under the applicable Owner/Affiliate Subordination Agreement or attempts to limit or terminate or revoke its, his or her obligations under the applicable Owner/Affiliate Subordination Agreement, (iii) the Little Harbor Subordination Agreement is terminated or ceases, for any reason, to be in full force and effect (other than as agreed in writing by Lender or in accordance with its express terms), or (iv) Little Harbor denies in writing its obligations under the Little Harbor Subordination Agreement or attempts to limit or terminate or revoke its obligations under the Little Harbor Subordination Agreement.

2.           Consent to TCC Merger and Debt Transfer.  Borrower and Parent have requested that Lender consent to the TCC Merger and the Debt Transfer.  Subject to the terms, and on the conditions, of this Amendment, Lender hereby consents, without representation, warranty or recourse, to the TCC Merger and the Debt Transfer.  The consent provided in this Section 2, either alone or together with other consents which Lender may give from time to time, shall not, by course of dealing, implication or otherwise: (a) obligate Lender to consent to any other event, transaction or occurrence (including, without limitation, any merger involving one or more Loan Parties) of any kind, in each case past, present or future, other than (i) the TCC Merger and the Debt Transfer, in each case specifically consented to by, and subject to the terms of, this Amendment or (ii) in the manner, and to the extent, if any, expressly permitted pursuant to the Loan Documents without Lender’s consent, (b) except as expressly set forth herein or in the other Amendment Documents, constitute or be deemed to be a modification or amendment of the Credit Agreement or any of the other Loan Documents, or (c) reduce, restrict or in any way affect the discretion of Lender in considering any future consent requested by any Loan Party.

3.           Conditions Precedent.  On or prior to the time and date that Lender executes this Amendment, and as a condition to the effectiveness of this Amendment, each of the following conditions precedent shall have been satisfied in the sole judgment of Lender:

3.1           Other Documents.  With the signing of this Amendment, and as a condition of this Amendment, Borrower will deliver to Lender, in each case in form and substance acceptable to Lender in its sole discretion and, as applicable, duly executed by all parties thereto (other than Lender, as applicable): (a) this Amendment, duly signed by Borrower and Parent; (b) if requested by Lender, evidence that this Amendment and the transactions contemplated hereby and thereby were duly authorized by the Board of Directors of each of Borrower and Parent, as applicable; (c) if requested by Lender, evidence that the Reaffirmation of Guaranty and Security (as referenced in Section 3.2) and the transactions contemplated thereby were duly authorized by the Board of Directors or Members, as applicable, of each Non-Borrower Loan Party (other than TCC); (d) a Guaranty and a Security Agreement, in each case duly executed by TCC in favor of Lender; (e) evidence that the Guaranty and Security Agreement (as referenced in the foregoing clause (d)) and the transactions contemplated thereby were duly authorized by the Board of Directors of TCC; (f) a Subordination Agreement, duly executed by Little Harbor in favor of Lender; and (g) all other documents, instruments and agreements deemed necessary or desirable by Lender to effect the amendments to Borrower's credit facilities with Lender contemplated by this Amendment.

3.2           Reaffirmation of Guaranty and Security; Reaffirmation of Individual Guaranties; Reaffirmation and Amendment of Capital Contribution Agreement.  As a condition of this Amendment, Borrower and Parent shall cause (a) each of the Loan Parties (other than Borrower and TCC) to execute the Reaffirmation of Guaranty and Security below, (b) each of the Individual Guarantors (other than Mark A. Fox, as a result of his death, and John Paul DeJoria, as a result of no longer being an Individual Guarantor) to execute the Reaffirmation of Individual Guaranties below, and (c) each of the Contributors to execute the Reaffirmation and Amendment of Capital Contribution Agreement below.

3.3           Reaffirmation of Subordination.  As a condition of this Amendment, Borrower and Parent shall cause each of David L. Van Andel and William W. Nicholson to execute the Reaffirmation of Subordination below.

3.4           Merger Documents and Debt Transfer Documents.  Lender shall have received, in each case in form and substance acceptable to Lender in its sole discretion, fully executed copies of: (a) the TCC Merger Agreement, (b) the Little Harbor Debt Repayment Agreement and the other Little Harbor Subordinated Debt Documents, and (c) all documents, instruments, and agreements executed and/or delivered by any Loan Party pursuant to, or in connection with, the Debt Transfer.

4.           Reaffirmation of Security.  Borrower, Parent and Lender hereby expressly intend that this Amendment shall not in any manner (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) adversely affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to any Security Document evidencing, governing or creating a Lien on the Loan Collateral.  Each of Borrower and Parent ratifies and reaffirms any and all grants of Liens to Lender on the Loan Collateral as security for the Obligations, and each of Borrower and Parent acknowledges and confirms that the grants of the Liens to Lender on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent of any Permitted Liens.

5.           Representations.  To induce Lender to accept this Amendment, each of Borrower  and Parent hereby represents and warrants to Lender as follows:

                      5.1           Each of Borrower and Parent has full power and authority to enter into, and to perform its obligations under, this Amendment and the other Loan Documents being executed and/or delivered in connection herewith (collectively, the “Amendment Documents”), as applicable, and the execution and delivery of, and the performance of its obligations under and arising out of, the applicable Amendment Documents have been duly authorized by all necessary corporate action.

5.2           Each Amendment Document, as applicable, constitutes the legal, valid and binding obligations of Borrower and Parent, as applicable, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally.

5.3           The Loan Parties’ representations and warranties contained in the Credit Agreement are complete and correct as of the date of this Amendment with the same effect as though such representations and warranties had been made again on and as of the date of this Amendment, except to the extent any such representation or warranty is stated to relate solely to an earlier date (and except that such representations and warranties shall not be further qualified by materiality where, by their respective terms, they are already qualified by reference to materiality, including a Material Adverse Effect), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Credit Agreement.

5.4           After giving effect to the terms of this Amendment, no Event of Default has occurred and is continuing under the Credit Agreement.

5.5           As of the date hereof and immediately after giving effect to the TCC Merger: (a) Schedule I attached hereto and made a part hereof sets forth the Ownership Interests of TCC which are authorized and the number of such Ownership Interests which are outstanding, (b) set forth in such Schedule I is a complete and accurate list of all Persons who are record owners of the Ownership Interests of TCC (provided that the list of such Persons may list certain management option holders by group so long as, upon Lender’s good faith request, Borrower provides all additional information requested by Lender with respect thereto), and (c) all warrants, subscriptions, options, instruments, agreements and rights (excluding rights under statutes and governmental regulations) under which any Ownership Interests of TCC are or may be redeemed, retired, converted, encumbered, bought, sold or issued are described in such Schedule I.

6.           Thirteenth Amendment Fee; Costs and Expenses; Non-Exit Fee.  As a condition of this Amendment, (a) Borrower will pay to Lender an amendment fee of $25,000 (“Thirteenth Amendment Fee”), payable in full on the Signature Date; such Thirteenth Amendment Fee, when paid, will be fully earned and non-refundable under all circumstances; (b) Borrower will pay and reimburse Lender, promptly upon Lender's request, for the costs and expenses incurred by Lender in connection with this Amendment and the transactions contemplated hereby and in connection herewith, including, without limitation, reasonable attorneys' fees; and (c) in addition to the Thirteenth Amendment Fee, unless the Obligations are paid and satisfied in full and the Credit Agreement is terminated on or before October 31, 2014, Borrower shall pay to Lender a fee, in an aggregate amount equal to $100,000 (the “Non-Exit Fee”), payable in full on October 31, 2014.  The Non-Exit Fee shall be (i) fully earned as of the Signature Date, but subject to the condition for payment thereof and (ii) non-refundable under all circumstances following the payment thereof.  Borrower hereby authorizes and directs Lender to withdraw, on the date on which the Non-Exit Fee becomes due and payable in accordance with this Section 6, the Non-Exit Fee from its loan account at Lender, account number XXXXXX4820.

7.           Entire Agreement.  This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

8.           Release.  Each of Borrower and Parent, on such Loan Party's behalf and, as applicable, on behalf of such Loan Party's officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, hereby represents and warrants that such Loan Party has no claims, counterclaims, setoffs, actions or causes of action, damages or liabilities of any kind or nature whatsoever, whether in law or in equity, in contract or in tort, whether now accrued or hereafter maturing (collectively, "Claims") against Lender, its direct or indirect parent corporation or any direct or indirect affiliates of such parent corporation, or any of the foregoing's respective directors, officers, employees, attorneys and legal representatives, or the heirs, administrators, successors or assigns of any of them (collectively, "Lender Parties") that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  Each of Borrower and Parent, on such Loan Party's behalf and, as applicable, on behalf of such Loan Party's officers, directors, members, managers, shareholders, administrators, heirs, legal representatives, beneficiaries, affiliates, subsidiaries, successors and assigns, voluntarily releases and forever discharges and indemnifies and holds harmless all Lender Parties from any and all Claims and other third-party claims that may be asserted against the Lender Parties, whether known or unknown, that directly or indirectly arise out of, are based upon or are in any manner connected with any Prior Related Event.  "Prior Related Event" means any transaction, event, circumstance, action, failure to act, occurrence of any type or sort, whether known or unknown, which occurred, existed, was taken, was permitted or begun in accordance with, pursuant to or by virtue of (a) any of the terms of this Amendment or any other Loan Document, (b) any actions, transactions, matters or circumstances related hereto or thereto, (c) the conduct of the relationship between any Lender Party and any Loan Party or other Person, or (d) any other actions or inactions by any Lender Party, all on or prior to the Signature Date.

9.           Default.  Any default by Borrower or Parent in the performance of any of such Loan Party's obligations under this Amendment shall constitute an immediate Event of Default under the Credit Agreement.

10.           Continuing Effect of Credit Agreement; Reaffirmation of Loan Documents.  Except as expressly amended hereby, all of the provisions of the Credit Agreement are ratified and confirmed and remain in full force and effect. The existing Loan Documents, except as amended by this Amendment or amended, or amended and restated, in connection herewith, as applicable, shall remain in full force and effect, and each of them, as applicable, is hereby ratified and confirmed by Borrower, Parent, and Lender.

11.           One Agreement; References; Fax Signature.  The Credit Agreement, as amended by this Amendment, will be construed as one agreement.  All references in any of the Loan Documents to the (a) Credit Agreement will be deemed to be references to the Credit Agreement as amended by this Amendment and (b) Capital Contribution Agreement will be deemed to be references to the Capital Contribution Agreement as amended by the Reaffirmation and Amendment of Capital Contribution Agreement provided herewith.  This Amendment and the other Amendment Documents may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution hereof or thereof, and, if so signed: (i) may be relied on by each party as if the document were a manually signed original and (ii) will be binding on each party for all purposes.

12.           Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

13.           Counterparts.  This Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.           Governing Law; Severability.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles). If any term of this Amendment is found invalid under Ohio law or laws of mandatory application by a court of competent jurisdiction, the invalid term will be considered excluded from this Amendment and will not invalidate the remaining terms of this Amendment.

15.           Joint Obligations.  The obligations of Borrower and Parent under this Amendment and, as applicable, the other Loan Documents are joint, several and primary.  No Loan Party will be or be deemed to be an accommodation party with respect to any of the Loan Documents.

16.           WAIVER OF JURY TRIAL. BORROWER, PARENT, AND LENDER EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS AMENDMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.           Acknowledgments Regarding Mark A. Fox, etc. Borrower, Parent and Lender hereby acknowledge and agree that: (a) John Paul DeJoria is no longer (i) an “Individual Guarantor”, (ii) an “Owner/Affiliate Subordinated Creditor”, or (iii) a “Contributor”; (b) (i) neither, as a result of his death, Mark A. Fox nor, as a result of no longer being an Individual Guarantor, John Paul DeJoria is executing the Reaffirmation of Individual Guaranties required to be executed by the Individual Guarantors pursuant to this Amendment; (ii) neither, as a result of his death, Mark A. Fox nor John Paul DeJoria is executing the Reaffirmation and Amendment of Capital Contribution Agreement required to be executed by the Contributors pursuant to this Amendment; and (iii) neither, as a result of his death, Mark A. Fox nor John Paul DeJoria is executing the Reaffirmation of Subordination required to be executed by the Owner Affiliate/Subordinated Creditors pursuant to this Amendment; (c) none of Borrower, Parent, or any other Person is released from his or its obligations under any Loan Document by reason of any of the foregoing; and (d) nothing herein is intended, or shall be construed, to release any of Anthony Robbins, the estate of Mark A. Fox or Peter Lusk from his or its respective obligations under any of such Loan Documents, as applicable.

18.           Acknowledgement of Reaffirmation and Amendment of Capital Contribution Agreement.  Borrower and Parent each hereby acknowledges and agrees that the Capital Contribution Agreement is amended pursuant to the Reaffirmation and Amendment of Capital Contribution Agreement provided herewith and the terms and conditions pursuant to which Contributors are required to make Capital Contribution Payments are set forth in the Capital Contribution Agreement, as amended by the Reaffirmation and Amendment of Capital Contribution Agreement provided herewith.

19.           Indemnification.  Without limiting any other provision of this Amendment or any other Loan Document, Borrower and Parent hereby further: (a) reaffirm Section 9.11 of the Credit Agreement and (b) indemnify, defend, save and hold Lender, its Affiliates, and their respective officers, directors, attorneys, and employees harmless of, for, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses (including, without limitation, all accounting fees and reasonable attorneys’ fees) that Lender or any such indemnified party, jointly or severally, incurs arising out of: (i) any Amendment Document, (ii) any transaction contemplated by, consummated in connection with or referred to in, or any matter related to, the Amendment Documents (including, without limitation, the TCC Merger and the Debt Transfer), or (iii) any act taken by Lender under any Amendment Document except in any such case to the extent arising out of the bad faith, willful misconduct or gross negligence of such indemnified party, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  The provisions of this paragraph shall survive the termination of the Credit Agreement and other Loan Documents.

[Signature Page Follows]

           IN WITNESS WHEREOF, Borrower, Parent and Lender have executed this Amendment by their duly authorized officers to be effective as of the Effective Date.

TWINLAB CORPORATION
IDEA SPHERE INC.

By:   /S/ Thomas A. Tolworthy
 Thomas A. Tolworthy, President and CEO

FIFTH THIRD BANK

By:    /S/ Andrew P. Hanson
 Andrew P. Hanson, Vice President

SIGNATURE PAGE TO
THIRTEENTH AMENDMENT TO CREDIT AGREEMENT
 (Twinlab Corporation)